EXHIBIT 10.19

ALIGN TECHNOLOGY, INC.

TRANSITION, CONSULTING AND SEPARATION AGREEMENT

This Transition, Consulting and Separation Agreement ("Agreement") is entered into as of March 27, 2002 by and between Align Technology, Inc., a Delaware corporation (the "Company"), and Muhammad Ziaullah Chishti ("Mr. Chishti").

WHEREAS, Mr. Chishti is currently employed as Chief Executive Officer of the Company and serves on the Company's Board of Directors (the "Board"); and

WHEREAS, the Company and Mr. Chishti have mutually agreed to terminate the existing employment relationship, to enter into a consulting relationship and to provide for certain other matters.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Mr. Chishti (collectively referred to as the "Parties") hereby agree as follows:

1. Resignation as Chief Executive Officer. Mr. Chishti and the Company acknowledge and agree that Mr. Chishti shall resign as Chief Executive Officer of the Company, effective as of the date on which the Company has hired a new Chief Executive Officer (the "Resignation Date"). In this regard, Mr. Chishti agrees that he shall use his best efforts to assist and cooperate with the Company in transitioning for a period of six months the day-to-day leadership of the Company to the Company's new Chief Executive Officer by meeting with the new Chief Executive Officer as reasonably requested by him and responding to requests for information to Mr. Chishti's knowledge (including with respect to Pakistan and Europe) concerning past activities of the Company, its technologies, its future plans, its key employees, problems that may be facing the Company and suggested solutions for them, and similar matters, and by encouraging present key employees to assist and cooperate with the new Chief Executive Officer, and by making introductions to key suppliers and customers with whom Mr. Chishti is acquainted (the "CEO Transition Process"). Mr. Chishti acknowledges and agrees that in the event he fails to perform his obligations to the Company in the CEO Transition Process, or undertakes any actions regarding the activities of the Company that are not Requested Actions (as defined in Section 2(a)), such failure or action shall constitute an event of Cause (as such term is defined in Section 3(c) below) for termination of his position as Chairman of the Board and of the Consulting Arrangement after the Resignation Date and termination of the Company's obligations to him under this Agreement or otherwise.

2. Chairman of the Board. Mr. Chishti shall serve as the Chairman of the Board after the Resignation Date until the occurrence of any of the following: (i) Mr. Chishti's resignation as Chairman; or (ii) the six month anniversary of commencement of his service as Chairman of the Board; or (iii) such time as the Board identifies, in its sole discretion, that he should resign as Chairman of the Board (the "Termination Date"). Upon the occurrence of the event described in (iii) above, Mr. Chishti shall resign as Chairman of the Board and thereafter he shall be entitled to remain as a nonexecutive member of the Board during his then-current term. Following the Termination Date, the Board may, in its sole discretion, grant Mr. Chishti the honorary title of Chairman Emeritus. In addition, Mr. Chishti may continue to serve as a consultant to the Company as described in Section 3 below. Notwithstanding the above, the Board can terminate Mr. Chishti's relationship as Chairman of the Board for Cause, as defined in Section 3(c) below, after which Mr. Chishti shall no longer be entitled to receive the benefits described in this Agreement. Mr. Chishti shall remain a member of the Board after the Termination Date until he resigns or is not re-elected by the Company's stockholders for an additional term. Subject to the Board's discretion in the exercise of its fiduciary duties, the Board would presently intend to recommend Mr. Chishti as a Board member together with the recommendations of the Board for his re-election to the Board.

(a) Responsibilities. As Chairman of the Board, Mr. Chishti shall be available to assist the Company's new Chief Executive Officer as, and to the extent that, the new Chief Executive Officer, in his sole discretion, requests. Except with respect to Board of Directors matters and as a stockholder, Mr. Chishti will not take any actions regarding the activities of the Company except at the request of the new Chief Executive Officer ("Requested Actions").

(b) Compensation. While serving as Chairman of the Board, Mr. Chishti shall be paid a monthly compensation of $25,000 ($300,000 on an annualized basis). In accordance with the terms of the stock option granted to Mr. Chishti by the Company on January 4, 2001 (the "First Option"), the First Option shares shall continue to vest while Mr. Chishti remains a consultant to the Company. In addition, the parties hereto agree and acknowledge that the grant of a nonstatutory stock option to Mr. Chishti on February 8, 2002 was for the total aggregate amount of 200,000 shares of the Company's common stock (the "New Option"), which option has an exercise price equal to the fair market value of the Company's common stock on the date of grant. The New Option shall vest on a monthly basis at the rate of 1/12 of the New Option shares commencing as of the date of grant and continuing during Mr. Chishti's service as Chairman and during the Consulting Period (as defined below), and shall not vest thereafter; provided however that if Mr. Chishti's service as Chairman, or the Consulting Arrangement itself, ends for any reason other than for "Cause" (as defined in Section 3(c) below) or his voluntary resignation prior to the 12 month anniversary of the vesting commencement date of the New Option, the vesting of the New Option shares shall be accelerated such that all of the New Option shares shall become fully vested as of the date such service ends. The other applicable terms of the New Option shall be as set forth in the stock option agreement issued by the Company as of the date of grant. Further, if requested to do so by Mr. Chishti, the Company shall loan Mr. Chishti up to $200,000, which loan shall be full recourse, shall carry the minimum interest rate determined under applicable tax law to avoid imputation of income to Mr. Chishti, and which shall be secured by shares of the Company's common stock owned without restriction by Mr. Chishti.

(c) Office Space. While serving as Chairman of the Board, the Company shall provide Mr. Chishti with an office at an off-site location to be approved by the Board and reasonably acceptable to Mr. Chishti. Mr. Chishti's office privileges shall include full-time administrative support from his current assistant at the Company, or, in the event her employment by the Company is terminated, from an individual reasonably agreed to by the Parties.

3. Consulting Arrangement. The Company shall retain Mr. Chishti as a consultant to perform such services as may reasonably be requested in writing by the Company (the "Consulting Arrangement") for the period from the Resignation Date through the earlier of (i) Mr. Chishti's resignation as a consultant; (ii) the fourth anniversary of the Resignation Date; or (iii) the date on which the Company terminates the Consulting Arrangement for Cause (as defined below) (the "Consulting Period").

(a) Responsibilities. During the Consulting Period, Mr. Chishti agrees to make himself available at reasonable times and places to perform consulting services as requested by the new Chief Executive Officer or his designee. Mr. Chishti further agrees that during the Consulting Period he will make himself available and use his best efforts in the CEO Transition Process. Mr. Chishti's commitment to the Company for the first two years of the Consulting Period shall be 200 hours per year and for the remaining two years of the Consulting Period shall be 100 hours per year.

(b) Compensation. During the portion of the Consulting Period beginning immediately after the Termination Date, Mr. Chishti shall be paid a monthly retainer of $25,000 ($300,000 on an annualized basis) for the remainder of the first two years of the Consulting Period. For the remaining two years of the Consulting Period, Mr. Chishti shall be paid a monthly retainer of $16,667 ($200,000 on an annualized basis). The First Stock Option shall continue to vest through the end of the Consulting Period; the New Option shall vest during the Consulting Period, unless accelerated as set forth in Section 2(b) above. The Company shall reimburse Mr. Chishti for reasonable expenses incurred on behalf of the Company during the Consulting Period, provided that such expenses are substantiated in accordance with Company policies.

(c) Cause. For all purposes under this Agreement, a termination of Mr. Chishti's position as Chairman of the Board, or of the Consulting Arrangement itself, for "Cause" shall mean a good faith determination by the Board that Mr. Chishti's position as Chairman or the Consulting Arrangement be terminated for any of the following reasons: (i) failure to perform his obligations hereunder in the CEO Transition Process; (ii) undertaking any actions regarding the activities of the Company that are not Requested Actions; (iii) willful misconduct, including but not limited to a willful breach of his duty of confidentiality to the Company; (iv) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; (v) willful and material breach of either Section 7(e) or 7(f) of this Agreement; and (vi) Mr. Chishti's willful use or unauthorized willful disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Chishti owes an obligation of nondisclosure as a result of his relationship with the Company.

4. Employee Benefits.

(a) Mr. Chishti shall continue to receive the Company's standard medical, dental, vision and life insurance benefits at the Company's expense, to the same extent it pays such premiums for other similarly situated employees, until the latest date provided under the terms of the applicable insurance programs. Following such date, Mr. Chishti shall have the right to continue coverage under the Company's medical, dental and vision insurance programs as provided by COBRA at his own expense. If Mr. Chishti makes an accurate and timely election for continuation coverage, the Company agrees to reimburse Mr. Chishti for the applicable premiums for continuation coverage for himself and his then-currently enrolled dependents (as applicable) until the earlier of the end of the Consulting Period or the date on which Mr. Chishti is no longer eligible for such continuation coverage, in which latter case the Company will reimburse Mr. Chishti for his reasonable costs of comparable, alternative coverage until the end of the Consulting Period.

(b) Except as provided above, Mr. Chishti's participation in the Company's employee benefit programs, including without limitation, the long term and short term disability, 401(k), and employee stock purchase plans, shall cease as of the Resignation Date. No additional personal time off shall accrue following the Resignation Date.

5. Stock Options. All outstanding stock options granted to Mr. Chishti by the Company, including the New Option granted to Mr. Chishti on February 8, 2002, shall continue to vest according to the respective terms set forth in the option agreements issued to Mr. Chishti and as described in this Agreement and shall remain exercisable to the extent vested for a period of three (3) months after the end of the Consulting Period.

6. Legal Fees. The Company will pay Mr. Chishti's reasonable attorneys' fees in connection with negotiating and drafting this Agreement.

7. Covenants.

(a) General. Mr. Chishti agrees that for all periods described in this Agreement, he shall continue to conduct himself in a professional manner that is supportive of the business of the Company.

(b) Confidential Information. Mr. Chishti understands and agrees that his obligations to the Company under the Employee Proprietary Information and Inventions Agreement entered into between Mr. Chishti and the Company (the "Proprietary Agreement"), a copy of which is attached hereto as Exhibit A, shall continue through the Consulting Period and shall survive the termination of his relationship with the Company under this Agreement.

(c) Confidentiality of this Agreement. Mr. Chishti and the Company agree to use reasonable efforts to maintain in confidence the existence and terms of this Agreement, except as may be disclosed in a press release and except for disclosures required by law or necessary to effectuate the terms of this Agreement. Mr. Chishti understands and acknowledges that the Company will be required to file a copy of this Agreement with the Securities and Exchange Commission and to disclose its terms in the Company's next proxy statement. Notwithstanding the foregoing, each party shall be permitted to discuss the provisions of this Agreement in confidence with its attorneys, accountants, tax advisors and family members. Mr. Chishti agrees not to disclose that he has resigned or is going to resign, until the Company makes an announcement thereof or to the extent that the Board or its authorized committee specifically permits such disclosure. Unless specifically permitted by the Board or its authorized committee, Mr. Chishti will not make any such disclosure to any Company employee, consultant, customer, supplier or present or prospective Company business partner prior to the date the Company makes such announcement.

(d) Cooperation. Mr. Chishti shall make himself available at reasonable times and places upon reasonable notice to give deposition and trial testimony and otherwise to assist the Company's attorneys in the prosecution or defense of any legal proceedings involving the Company. The Company will make reasonable efforts to accommodate any other employment or obligations that Mr. Chishti may have. Mr. Chishti shall cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the Securities and Exchange Commission as they relate to required information with respect to Mr. Chishti. The Company shall pay Mr. Chishti's reasonable out-of-pocket expenses incurred in the above activities.

(e) Nonsolicitation. During the Consulting Period and for a period of one (1) year thereafter, Mr. Chishti will not: (a) divert or attempt to divert, directly or indirectly, any business of the Company; (b) either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for himself or for any other person or entity; or (c) induce or attempt to induce any customer, supplier, licensor or other business partner of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, licensor or business partner and the Company.

(f) Noncompetition; Duty of Loyalty. During the Consulting Period Mr. Chishti may engage in other employment, consulting or businesses, provided such activity does not preclude him from making himself reasonably available to provide consulting services to the Company as provided above and further provided that Mr. Chishti shall not engage in any employment, consulting or business with or for the benefit of any party that is competitive with the present, proposed, or reasonably and anticipated business activities of the Company; provided that if, without having violated this Agreement, Mr. Chishti is already engaged in a business activity that the Company proposes or anticipates to enter, Mr. Chishti may continue such activity.

8. Non-Disparagement. Each party agrees to refrain from (and the Company shall take reasonable steps to cause its executive officers and directors to refrain from) any disparagement or criticism of the other party (and in the case of the Company, its officers, directors and employees).

9. Breach of this Agreement. Mr. Chishti acknowledges that upon material breach of any provision of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Mr. Chishti agrees that in addition to any other remedies which the Company may have under this Agreement, the Proprietary Agreement or otherwise, the Company shall be entitled to obtain equitable relief including specific performance, injunctions and restraining Mr. Chishti from committing or continuing any such violation of this Agreement or the Proprietary Agreement.

10. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Chishti represents and warrants that he has the capacity to act on his own behalf and on behalf of all whom might claim through him to bind them to the terms and conditions of this Agreement.

11. No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

12. Severability. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13. Arbitration. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara County, California before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys' fees and costs. This Section 13 shall not apply to the Proprietary Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

14. Indemnification. The Indemnification Agreement entered into by Mr. Chishti and the Company, a copy of which is attached hereto as Exhibit B, shall remain in effect following the Resignation Date in accordance with the terms of such agreement.

15. Entire Agreement. This Agreement, and the exhibits hereto, represent the entire agreement and understanding between the Company and Mr. Chishti concerning Mr. Chishti's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Chishti's relationship with the Company and his compensation by the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Mr. Chishti and the Company.

17. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

18. Effective Date. This Agreement shall be effective upon execution by the Parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Assignment. This Agreement may not be assigned by Mr. Chishti or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Mr. Chishti.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement; and

(d) they are fully aware of the legal and binding effect of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized director, as of the day and year first written above.

ALIGN TECHNOLOGY, INC.

_/S/ Joseph Lacob_

Joseph Lacob, on behalf of the Board of

Directors

MUHAMMAD ZIAULLAH CHISHTI, an individual

_____/S/ Zia Chishti_________________________

Muhammad Ziaullah Chishti

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

INDEMNIFICATION AGREEMENT